Exhibit (h)(d)

PACIFIC SELECT FUND

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (the “Agreement”), effective as of April 30, 2017, is being entered into by and between Pacific Life Fund Advisors LLC (the “Adviser” or “PLFA”) and Pacific Select Fund (the “Trust”), on behalf of each of the Trust’s separate portfolios (each a “Fund,” collectively, the “Funds”). This Agreement supersedes the prior Expense Limitation Agreement dated May 1, 2007, and any amendments and novations thereto (the “Prior Agreement”).

WHEREAS, the Trust is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type;

WHEREAS, the Trust and Pacific Life Insurance Company (“Pacific Life”) entered into an Investment Advisory Agreement dated November 9, 1987, as amended and restated on January 1, 2005, as amended, and transferred from Pacific Life to PLFA on May 1, 2007 (“Advisory Contract”), pursuant to which the Adviser is authorized to provide investment advisory services to the Trust and each of its Funds for compensation based on the value of the average daily net assets of the Funds; and

WHEREAS, the Trust and the Adviser (collectively, the “Parties”) have determined that it is appropriate and in the best interests of the Funds and their shareholders to maintain the expenses of the Funds at levels agreeable to the Trust and the Adviser;

NOW THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and good and fair consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

I.	Expense Limitation

A.	Expense Reimbursement. To the extent Fund Operating Expenses incurred by a Fund exceed the Operating Expense Limit for that Fund (“Excess Amount”) the Adviser shall reimburse the Fund for the Excess Amount, as provided below.

B.

Fund Operating Expenses. For purposes of this Agreement, “Fund Operating Expenses” shall consist of the ordinary operating expenses incurred by a Fund in any fiscal year, including organizational expenses, but excluding the following: investment advisory fees (management fees); distribution and/or service fees (if any); additional costs associated with foreign investing (including foreign taxes on dividends, interest or gains); interest (including commitment fees); taxes; brokerage commissions and other transactional expenses; dividends on securities sold short; acquired fund fees and expenses; extraordinary expenses such as litigation expenses; other expenses not incurred in the ordinary course of the Fund’s business; and expenses of any counsel or other persons or services retained by the Trust’s trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Adviser.

C.	Operating Expense Limit. For purposes of this Agreement, the “Operating Expense Limit” for a Fund shall be the amount specified in Schedule A hereto.

D.	Method of Computation. The Fund Operating Expenses for each Fund shall be annualized on a daily basis. If the annualized Fund Operating Expenses of a Fund exceeds the Operating Expense Limit then in effect for that Fund, the Adviser shall limit that Fund’s Fund Operating Expenses to the Operating Expense Limit by remitting to that Fund an amount that is sufficient to pay that day’s Excess Amount for that Fund.

E.	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made in order that the amount of the payments remitted by the Adviser to a Fund with respect to the previous fiscal year shall equal the Excess Amount.

F.	Recoupment by Adviser. Each Fund agrees to repay the Adviser for amounts previously reimbursed, in accordance with the following sentence. The Adviser may recoup from a Fund in future periods, not to exceed three years from the date on which the reimbursement took place, amounts reimbursed by the Adviser pursuant to this Agreement and the Prior Agreement, provided the amount of recoupment would be limited to the lesser of (i) the Operating Expense Limit in effect at the time of the reimbursement or (ii) the Operating Expense Limit in effect at the time of recoupment.

II.	Term and Termination of Agreement

This Agreement, including Schedule A hereto, shall have an initial term through April 30, 2018, except for the PSF DFA Balanced Allocation Portfolio, which shall have an initial term through April 30, 2019. Thereafter, this Agreement shall automatically renew for successive one-year terms ending April 30th of each year, unless the Adviser provides written notice of the termination of this Agreement at least 10 days prior to the beginning of the next one-year term. This Agreement may be terminated by the Board of Trustees of the Trust (the “Board”), without payment of penalty, upon approval of the Board and prior written notice to the Adviser at its principal place of business.

III.	Miscellaneous

A.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect

B.	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Contract or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Contract or the 1940 Act.

C.	Limitation of Liability. The Adviser shall look only to the assets of the respective Fund for performance of this Agreement and repayment of any claim hereunder that the Adviser may have with respect to that Fund, and neither any of the other Funds of the Trust, nor any of the Trust’s trustees, officers, employees, agents or shareholders, shall be liable therefore.

D.	Entire Agreement. This Agreement, which Schedule A hereto as may be amended from time to time, forms the entire understanding and agreement between the Parties with respect to the subject matter herein discussed.

E.	Amendments. This Agreement, which includes Schedule A hereto, may be amended from time to time by the mutual agreement of the Parties, provided any amendment that increases the applicable expense limit for a Fund requires Board approval.

F.	Choice of Law. This Agreement shall be governed by the law of the State of Delaware, without regard to the conflict of law provision thereof.

IN WITNESS WHEREOF, the Parties have caused this Expense Limitation Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

PACIFIC SELECT FUND

By: /s/ Howard T. Hirakawa	By: /s/ Jane M. Guon
Name: Howard T. Hirakawa	Name: Jane M. Guon
Title: Senior Vice President	Title: Secretary

PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Howard T. Hirakawa	By: /s/ Jane M. Guon
Name: Howard T. Hirakawa	Name: Jane M. Guon
Title: SVP, Fund Advisor Operations	Title: Secretary

SCHEDULE A

TO PACIFIC SELECT FUND EXPENSE LIMITATION AGREEMENT

DATED APRIL 30, 2017

Fund	Operating Expense Limit (as a percentage of average net assets)
Developing Growth Portfolio (formerly named Small-Cap Growth Portfolio)	0.10%
International Value Portfolio	0.10%
Long/Short Large-Cap Portfolio	0.10%
International Small-Cap Portfolio	0.10%
Equity Index Portfolio	0.10%
Mid-Cap Value Portfolio	0.10%
Small-Cap Index Portfolio	0.10%
Dividend Growth Portfolio	0.10%
Large-Cap Value Portfolio	0.10%
Technology Portfolio	0.10%
Short Duration Bond Portfolio	0.10%
Floating Rate Loan Portfolio	0.10%
Diversified Bond Portfolio	0.10%
Inflation Strategy Portfolio	0.10%
Growth Portfolio	0.10%
Focused Growth Portfolio	0.10%
Health Sciences Portfolio	0.10%
Mid-Cap Equity Portfolio	0.10%
Large-Cap Growth Portfolio	0.10%
International Large-Cap Portfolio	0.10%
Small-Cap Value Portfolio	0.10%
Main Street Core Portfolio	0.10%
Emerging Markets Portfolio	0.10%
High Yield Bond Portfolio	0.10%
Managed Bond Portfolio	0.10%
Inflation Managed Portfolio	0.10%
Comstock Portfolio	0.10%
Mid-Cap Growth Portfolio	0.10%
Real Estate Portfolio	0.10%
Small-Cap Equity Portfolio	0.10%
Emerging Markets Debt Portfolio	0.10%
Value Advantage Portfolio	0.10%
Floating Rate Income Portfolio	0.10%
Core Income Portfolio	0.10%
Currency Strategies Portfolio	0.10%
Global Absolute Return Portfolio	0.10%
Diversified Alternatives Portfolio	0.10%
PSF DFA Balanced Allocation Portfolio	0.10%
Small-Cap Growth Portfolio	0.10%

Effective: April 30, 2017